EX-4.1

NEITHER THIS DEBENTURE NOR THE SHARES OF COMMON STOCK INTO WHICH THIS DEBENTURE ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FILED BY THE ISSUER WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION COVERING SUCH SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

CONVERTIBLE DEBENTURE

[Date]

$________________ Burlingame, CA

No. A-___

ROADZEN INC., a British Virgin Islands corporation (the “Company”), for value received, hereby promises to pay to ______________________ or its registered assigns (“Holder”), the principal sum of ___________________________ Dollars ($______________), together with interest thereon as provided herein.

This Convertible Debenture (this “Debenture”) is being issued pursuant to that certain Securities Purchase Agreement of even date herewith to which the Company and the Holder are parties (the “Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement. Additional Convertible Debentures in substantially the same form as this Debenture may be issued by the Company in accordance with the provisions of the Purchase Agreement (the “Other Debentures”). This Debenture and any Other Debentures are sometimes referred to collectively as the “Debentures”.

1.
Definitions. For purposes of this Debenture, the capitalized terms set forth below shall have the following meanings:

“Board” means the board of directors of the Company.

“Business Day” means each day, other than a Saturday or Sunday, on which banking institutions are not authorized or obligated by law, regulation or executive order to close in San Francisco, California.

“Common Stock” means the Company’s ordinary shares, par value $0.0001 per share.

“Conversion Price” means $10.00, as may be adjusted from time to time as set forth in this Debenture.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fundamental Change” means any one of the following after the Original Issuance Date:

(a)
A Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) files any report with the SEC indicating that such Person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s common equity representing more than fifty percent (50%) of the voting power of all of the Company’s then outstanding shares of Common Stock;
(b)
The consummation of (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any Person, other than solely to the Company or one or more of its subsidiaries; or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the shares of Common Stock are exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange or combination of the Company pursuant to which the Persons that directly or indirectly “beneficially owned” all classes of the Company’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Fundamental Change pursuant to this clause (B);
(c)
The Company’s shareholders approve any plan or proposal for the liquidation or dissolution of the Company; or
(d)
The Ordinary Shares cease to be listed on any of The New York Stock Exchange, The New York American Stock Exchange, The Nasdaq Global Market, The Nasdaq Capital Market or The Nasdaq Global Select Market (or any of their respective successors);

provided, however, that a transaction or event described in clause (a) or (b) above will not constitute a Fundamental Change if at least ninety percent (90%) of the consideration received or to be received by the holders of Common Stock (excluding cash payments for fractional shares or pursuant to dissenters rights), in connection with such transaction or event, consists of shares of equity securities listed (or depositary receipts representing shares, which depositary receipts are listed) on any of The New York Stock Exchange, The New York American Stock Exchange, The Nasdaq Global Market, The Nasdaq Capital Market or The Nasdaq Global Select Market (or any of their respective successors), or that will be so listed when issued or exchanged in connection with such transaction or event.

If any transaction in which the outstanding shares of Common Stock are replaced by securities of another entity occurs, following completion of any related Make-Whole Fundamental Change Conversion Period (or, in the case of a transaction what would have been a Fundamental Change or a Make-Whole Fundamental Change but for the immediately preceding paragraph, following the effective date of such transaction), references to the Company for purposes of this definition shall instead be references to such other entity.

For the purposes of this definition, (x) any transaction or event described in both clause (a) and in clause (b)(ii) above (without regard to the proviso in clause (b)) will be deemed to occur solely pursuant to clause (b) above (subject to such proviso); (y) whether a Person is a “beneficial owner,” whether shares are “beneficially owned,” and percentage beneficial ownership, will be determined in accordance with Rule 13d-3 and 13d-5 under the Exchange Act; and (z) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding (i) any employee benefit plan of such Person or “group” or of its Subsidiaries and (ii) any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan (but solely to the extent such Person is acting in such capacity).

“Fundamental Change Repurchase Date” means the date fixed for the repurchase of any Debenture by the Company pursuant to a Repurchase Upon Fundamental Change.

“Fundamental Change Repurchase Notice” means a notice containing the information, or otherwise complying with the requirements, set forth in Section 2.3(f).

“Fundamental Change Repurchase Price” means the cash price payable by the Company to repurchase any Debenture upon its repurchase upon Fundamental Change pursuant to Section 2.3, calculated pursuant to Section 2.3(d).

“Original Issuance Date” means December 15, 2023.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Trading Day” means any day on which the Common Stock is traded for any period on the principal securities exchange or other securities market or over-the-counter bulletin board on which the Common Stock is then being traded.

“Triggering Event” means the occurrence, at any time after the Original Issuance Date, of the closing price of the Common Stock on the principal trading market for the Common Stock for any 20 Trading Days within a consecutive 30 Trading Day-period exceeding 130% of the then-applicable Conversion Price.

2.
Payments.
2.1
Interest. Beginning on the issuance date of this Debenture (the “Issuance Date”), the outstanding principal balance of this Debenture shall bear interest, in arrears, at a rate per annum equal to thirteen percent (13%), payable semi-annually commencing on June 15, 2024 and on each following six (6) month period. Interest shall be computed on the basis of a 360-day year of twelve (12) 30-day months and shall accrue commencing on the Issuance Date. Each interest payment hereunder shall be paid in additional Convertible Debentures, substantially identical to the form of this Debenture (or, at the Company’s option, by increasing the principal amount of this Debenture, which increase shall be increased in the Company’s records); provided that the Company may, at its option, make any interest payment hereunder in cash.
2.2
Maturity. Subject to the provisions of Section 4 hereof relating to the conversion of this Debenture, the entire principal sum hereof shall be due and payable on December 15, 2025 (the “Maturity Date”). Additionally, accrued and unpaid interest shall be due and payable upon any of the following: (i) the payment of the entire principal sum hereof; or (ii) conversion of this Debenture pursuant to the provisions of Section 4 hereof as to that portion of the principal amount so converted.
2.3
Rights of Holders to Require the Company to Repurchase Debentures Upon a Fundamental Change.
(a)
Right of Holders to Require the Company to Repurchase Debentures Upon a Fundamental Change. Subject to the other terms of this Section 2.3, if a Fundamental Change occurs, then each Holder will have the right (the “Fundamental Change Repurchase Right”) to require the Company to repurchase such Holder’s Debentures on the Fundamental Change Repurchase Date for such Fundamental Change for a cash purchase price equal to the Fundamental Change Repurchase Price.
(b)
Repurchase Prohibited in Certain Circumstances. If the principal amount of the Debentures has been accelerated and such acceleration has not been rescinded on or before the Fundamental Change Repurchase Date for a repurchase upon a Fundamental Change (including as a result of the payment of the related Fundamental Change Repurchase Price, and any related interest pursuant to the proviso to Section 2.3(d), on such Fundamental Change Repurchase Date), then (i) the Company may not repurchase any Debentures pursuant to this Section 2.3; and (ii) the Company will cause any Debentures theretofore surrendered for such repurchase upon a Fundamental Change to be returned to the Holders thereof.
(c)
Fundamental Change Repurchase Date. The Fundamental Change Repurchase Date for any Fundamental Change will be a Business Day of the Company’s choosing that is no more than thirty-five (35), nor less than twenty (20), Business Days after the date the Company sends the related Fundamental Change Notice pursuant to Section 2.3(e).
(d)
Fundamental Change Repurchase Price. The Fundamental Change Repurchase Price for any Debenture to be repurchased upon a repurchase upon Fundamental Change pursuant to this Section 2.3 following a Fundamental Change is an amount in cash equal to (1) one hundred and one percent (101%) of the principal amount of such Indenture plus (2) any and all interest that would have accrued from, and including, the date to which interest has been paid or duly provided for under this Debenture to, but excluding, the Maturity Date (the “Make-Whole Interest Payment”).
(e)
Fundamental Change Notice. On or before the twentieth (20th) calendar day after the occurrence of a Fundamental Change, the Company will send to each Holder, in writing, a notice of such Fundamental Change (a “Fundamental Change Notice”). Such Fundamental Change Notice must state:
(i)
briefly, the events causing such Fundamental Change;
(ii)
the effective date of such Fundamental Change;
(iii)
the procedures that a Holder must follow to require the Company to repurchase the Debentures pursuant to this Section 2.3, including the deadline for exercising the Fundamental Change Repurchase Right and the procedures for submitting and withdrawing a Fundamental Change Repurchase Notice;
(iv)
the Fundamental Change Repurchase Date for such Fundamental Change;
(v)
the Fundamental Change Repurchase Price per $1,000 principal amount of Debentures for such Fundamental Change;
(vi)
the Conversion Rate in effect on the date of such Fundamental Change Notice and a description and quantification of any adjustments to the Conversion Rate that may result from such Fundamental Change; and
(vii)
that Debentures for which a Fundamental Change Repurchase Notice has been duly tendered and not duly withdrawn must be delivered to the Company for the Holder thereof to be entitled to receive the Fundamental Change Repurchase Price.

Neither the failure to deliver a Fundamental Change Notice nor any defect in a Fundamental Change Notice will limit the Fundamental Change Repurchase Right of any Holder or otherwise affect the validity of any proceedings relating to any repurchase upon Fundamental Change pursuant to this Section 2.3.

(f)
Delivery of Fundamental Change Repurchase Notice and Debentures to Be Repurchased. To exercise its Fundamental Change Repurchase Right for a Debenture following a Fundamental Change, the Holder thereof must deliver to the Company, before the close of business on the Business Day immediately before the related Fundamental Change Repurchase Date (or such later time as may be required by law), a duly completed, written Fundamental Change Repurchase Notice with respect to such Debenture and such Debenture, duly endorsed for transfer. Each Fundamental Change Repurchase Notice must state: (i) the certificate number of the applicable Debenture; (ii) the principal amount of the Debenture to be repurchased; and (iii) that such Holder is exercising its Fundamental Change Repurchase Right with respect to such principal amount of such Debenture.
(g)
Withdrawal of Fundamental Change Repurchase Notice. A Holder that has delivered a Fundamental Change Repurchase Notice with respect to a Debenture may withdraw such Fundamental Change Repurchase Notice by delivering a written notice of withdrawal to the Company at any time before the close of business on the Business Day immediately before the related Fundamental Change Repurchase Date. Such withdrawal notice must state: (i) the certificate number of such Debenture; (ii) the principal amount of such Debenture to be withdrawn; and (iii) the principal amount of such Debenture, if any, that remains subject to such Fundamental Change Repurchase Notice. Upon receipt of any such withdrawal notice with respect to a Debenture (or any portion thereof), the Company will, if such Debenture has been surrendered to the Company, cause such Debenture (or a new Debenture representing the applicable portion thereof not being repurchased) to be returned to the Holder thereof.
(h)
Payment of the Fundamental Change Repurchase Price. The Company will cause the Fundamental Change Repurchase Price for a Debenture (or portion thereof) to be repurchased pursuant to this Section 2.3 to be paid to the Holder thereof on or before the later of (i) the applicable Fundamental Change Repurchase Date; and (ii) the date such Debenture is delivered to the Company.
(i)
Repurchase by Third Parties. Notwithstanding anything to the contrary in this Section 2.3, the Company will be deemed to satisfy its obligations under this Section 2.3 if (i) one or more third parties conduct any repurchase upon Fundamental Change and related offer to repurchase Debentures otherwise required by this Section 2.3 in a manner and time that would have satisfied the requirements of this Section 2.3 if conducted directly by the Company; and (ii) an owner of a beneficial interest in any Debenture repurchased by such third party or parties will not receive a lesser amount (as a result of taxes, additional expenses or for any other reason) than such owner would have received had the Company repurchased such Debenture.
(j)
No Requirement to Conduct an Offer to Repurchase Debentures Under Certain Circumstances. Notwithstanding anything to the contrary in this Section 2.3, the Company will not be required to send a Fundamental Change Notice pursuant to Section 2.3(e), or offer to repurchase or repurchase any Debentures pursuant to this Section 2.3, in connection with a Fundamental Change occurring pursuant to clause (b)(ii) (or pursuant to clause (a) that also constitutes a Fundamental Change occurring pursuant to clause (B)(ii)) of the definition thereof, if (i) immediately after such Fundamental Change, the Debentures become convertible, pursuant to the terms of the Debentures, into consideration that consists solely of U.S. dollars in an amount per $1,000 aggregate principal amount of Debentures that equals or exceeds the Fundamental Change Repurchase Price per $1,000 aggregate principal amount of Debentures (calculated assuming that the same includes the maximum amount of accrued interest payable as part of the related Fundamental Change Repurchase Price); and (ii) the Company notifies each Holder, in writing, prior to the Fundamental Change Repurchase Date, a statement that the Company is relying on this Section 4.02(j).

(k)
Compliance with Applicable Securities Laws. To the extent applicable, the Company will comply with all U.S. federal and state securities laws in connection with a Repurchase Upon Fundamental Change (including complying with Rules 13e-4 and 14e-1 under the Exchange Act and filing any required Schedule TO, to the extent applicable) so as to permit effecting such Repurchase Upon Fundamental Change in the manner set forth in this Debenture; provided, however, that, to the extent that the Company’s obligations pursuant to this Section 2.3 conflict with any law or regulation that is applicable to the Company and enacted after the Original Issuance Date, the Company’s compliance with such law or regulation will not be considered to be a breach of such obligations.
2.4
Payment Dates. If any day on which any amount is payable pursuant under this Debenture is not a Business Day, then the amount otherwise payable on that date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of such delay) (each such day on which principal or interest is payable pursuant hereto, a “Payment Date”).
2.5
Partial Payments. In the event of any partial payment of principal or accrued interest, for whatever reason, any such partial payment of principal and/or interest on the Debentures shall be allocated among the respective Debentures and holders thereof so that the amount of such payments to each holder shall bear as nearly as practicable the same ratio to the aggregate amount then to be paid as the principal amount of the Debentures then held by such holder bears to the aggregate principal amount of Debentures then outstanding.
3.
Subordination. The indebtedness evidenced by this Debenture is subordinate and junior to the prior payment in full of the principal, premium (if any) and interest on all Senior Indebtedness (as defined below) to the extent and in the manner hereinafter set forth. The Holder agrees, from time to time as reasonably requested by the Company, to execute any documents required by the Company’s lenders reaffirming the subordination provisions contained in this Debenture; provided, however, that the existing rights of the Holder shall not be adversely affected thereby. For purposes of this Debenture, the term “Senior Indebtedness” shall mean all indebtedness of the Company, whether outstanding on the date hereafter or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), on account of indebtedness for money borrowed from banks, trust companies and other similar financial institutions pursuant to one or more senior credit facilities.

In the event of any insolvency, bankruptcy, receivership, liquidation (voluntary or involuntary), reorganization or other similar proceeding involving the Company or its property, the holders of Senior Indebtedness shall be entitled to receive payment in full of all principal, premium (if any) and interest on all Senior Indebtedness before the holders of the Debentures are entitled to receive any payment on account of principal or interest on the Debentures.

During the continuance of any default in the payment of principal, premium (if any) or interest on any Senior Indebtedness, no payment of principal or interest shall be made with respect to the indebtedness evidenced by the Debentures (or any renewals or extensions thereof) if written or telegraphic notice of such default has been given to the Company by any holder or holders of any Senior Indebtedness.

4.
Conversion.
4.1.
Conversion Rights.
(a)
Optional Conversion. The unpaid principal amount of this Debenture (together with all accrued but unpaid interest thereon) shall be convertible, in whole or in part, at the option of the Holder at any time prior to the payment in full of the principal amount of this Debenture, into such number of shares of fully paid and non-assessable shares of Common Stock as is determined by dividing the principal amount of the Debenture so converted (together with all accrued but unpaid interest thereon) by the Conversion Price (the “Holder Conversion Right”).
(b)
Mandatory Conversion by Company. If a Triggering Event occurs, then the Company shall thereafter have the right, at any time upon written notice to the Holder, to convert the unpaid principal amount of this Debenture (together with all accrued but unpaid interest thereon) into such number of shares of fully paid and non-assessable shares of Common Stock as is determined by dividing the principal amount of the Debenture (together with all accrued but unpaid interest thereon) by the Conversion Price (a “Company Conversion”).
4.2.
Issuance of Certificates. The Holder Conversion Right may be exercised by the Holder by the surrender of this Debenture (or of any replacement Debenture issued hereunder) with the conversion notice attached hereto duly executed, at the principal office of the Company or the transfer agent of the Company. Conversion shall be deemed to have been effected on (a) in the case of the Holder Conversion Right, the date that such delivery of the Debenture and conversion notice is actually made, or (b) in the case of a Company Conversion, as of the 5:00 p.m. San Francisco, California time on the sixth (6th) Trading Day following the delivery to the Holder by the Company of written notice of such Company Conversion (as applicable, the “Conversion Date”). As promptly as practicable, and in any event within five (5) Trading Days, after a Conversion Date and the Company’s receipt of the Debenture being converted (and the conversion notice, if applicable) (such fifth Trading Day thereafter, the “Share Delivery Date”), the Company shall issue and deliver to the Holder a certificate or certificates for the number of full shares of Common Stock to which the Holder is entitled (or evidence of the issuance of such shares in book entry form) and a check or cash with respect to any fractional interest in a share of Common Stock as provided in Section 4.4. The Company shall not be obligated to issue Common Stock certificates in the name of any party other than the Holder of the Debentures, absent full compliance with the provisions of Section 8 hereof. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the next succeeding day on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date. All rights with respect to the Debentures (or any portion thereof) that are converted pursuant to this Section 4, including the rights to receive interest and notices, shall terminate upon the conversion pursuant to this Section 4.2. Upon conversion of only a portion of this Debenture, the Company shall issue and deliver to the Holder hereof, at the expense of the Company, a new Debenture covering the principal amount of this Debenture not converted, which new Debenture shall entitle the holder thereof to interest on the principal amount thereof to the same extent as if the unconverted portion of this Debenture had not been surrendered for conversion.
4.3.
Reservation of Stock Issuable Upon Conversion. The Company covenants that, for so long as any Debentures remain outstanding, the Company will at all times have authorized and reserved for the purpose of issue upon exercise of the Holder Conversion Right or upon a Company Conversion, a sufficient number of shares of Common Stock to provide for the full exercise of the Holder Conversion Right or the conversion pursuant to a Company Conversion.
4.4.
Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Debenture. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the fair value of one share of the Company’s Common Stock on the Conversion Date, as determined in good faith by the Board.
4.5.
Adjustment of Conversion Price. The Conversion Price and the number and kind of securities which may be received upon the exercise of the Holder Conversion Right or the Company Conversion Right shall be subject to the adjustment from time to time upon the happening of certain events, as follows:
(a)
Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date hereof effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the Company shall at any time or from time to time after the date hereof combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4.5(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.
(b)
Adjustment for Certain Dividends and Distributions. In the event the Company shall at any time or from time to time after the date hereof make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:
(i)
the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and
(ii)
the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this Section 4.5(b) as of the time of actual payment of such dividends or distributions.
(c)
Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the date hereof shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provisions shall be made so that the holders of Debentures shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company which they would have received had their Debentures been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period) receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 4.5 with respect to the rights of the holders of the Debentures.
(d)
Adjustment for Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of the Debentures shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for in Section 4.5(e) below), then and in each such event the holder of each Debenture shall have the right thereafter to convert each Debenture into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, as holders of the number of shares of Common Stock into which such Debenture might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.
(e)
Reorganization, Merger, Consolidation or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 4.5) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Debentures shall thereafter be entitled to receive upon conversion of the Debentures, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4.5 with respect to the rights of the holders of the Debentures after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 4.5 (including adjustment of the Conversion Price then in effect and the number of shares receivable upon conversion of the Debentures) shall be applicable after that event as nearly equivalent as may be practicable.

(f)
Adjustment on First Anniversary. If, on the first anniversary of the Original Issuance Date (the “Adjustment Date”), the average VWAP (as defined below) of the Common Stock for the thirty (30)-Trading Day period immediately preceding the Adjustment Date is less than the Conversion Price then in effect, then the Conversion Price shall, effective as of such date, automatically lower to the greater of (i) the average VWAP of the Common Stock for such thirty (30)-Trading Day period and (ii) 85% of the Conversion Price then in effect. As used herein, “VWAP” means, for any Trading Day, the per share volume-weighted average price of the Common Stock as reported by Bloomberg through its “VAP” function in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day determined using a volume weighted average method by a nationally recognized independent investment banking firm retained for this purpose by Company), determined without regard to after-hours trading or any other trading outside of the regular trading session.
(g)
Minimum Adjustment. Notwithstanding anything to the contrary herein, no adjustment of the Conversion Price shall be made in an amount less than Five Cents, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to Five Cents or more.
(h)
Certificate of Adjustment. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Section 4.5, the Company shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Debentures a certificate, signed by an officer of the Company, setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based.
(i)
Limitation on Number of Shares Issuable. Notwithstanding anything herein to the contrary, provided that the Common Stock remains listed for trading on the Nasdaq Stock Market or other national securities exchange, the aggregate number of shares of Common Stock issued upon conversion of the Debentures shall not exceed 19.9% of either (a) the total number of shares of Common Stock outstanding on the Original Issuance Date or (b) the total voting power of the Company’s securities outstanding on the Original Issuance Date that are entitled to vote on a matter being voted on by holders of the Common Stock, unless and until the Company has obtained the approval of the Company’s stockholders in accordance with the rules of the Nasdaq Stock Market or other national securities exchange on which the shares of Common Stock are listed, as applicable.
(j)
Notices of Record Date. If:
(i)
the Company shall set a record date for the purpose of entitling the holders of its shares of Common Stock to receive a dividend, or any other distribution, payable otherwise than in cash;

(ii)
the Company shall set a record date for the purpose of entitling the holders of its shares of Common Stock to subscribe for or purchase any shares of any class or to receive any other rights;
(iii)
there shall occur any capital reorganization of the Company, reclassification of the shares of the Company (other than a subdivision or combination of its outstanding Common Stock), consolidation or merger of the Company with or into another corporation, or conveyance of all or substantially all of the assets of the Company to another corporation; or
(iv)
there shall occur a voluntary or involuntary dissolution, liquidation, or winding up of the Company;

then, and in any such case, the Company shall cause to be sent to the holders of record of the outstanding Debentures, at least ten (10) days prior to the dates hereinafter specified, a written notice stating the date (x) which has been set as the record date for the purpose of such dividend, distribution, or rights, or (y) on which such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation, or winding up is to take place and the record date as of which holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation, or winding up.

4.8 Registration, Exchange and Transfer. The Company will keep a register in which, subject to such reasonable regulations as it may prescribe, it will register all Debentures. No transfer of this Debenture shall be valid as against the Company unless made upon such register. This Debenture is subject to the restrictions on transfer set forth on the face hereof. Upon surrender for transfer of this Debenture and compliance with said restrictions on transfer, the Company shall execute and deliver in the name of the transferee or transferees a new Debenture or Debentures for a like principal amount.

This Debenture, if presented for transfer, exchange, redemption or payment, shall (if so required by the Company) be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to the Company duly executed by, the registered Holder or by his duly authorized attorney.

Any exchange or transfer shall be without charge, except that the Company may require payment of the sum sufficient to cover any processing cost, tax or governmental charge that may be imposed in relation thereto.

The Company may deem and treat the registered Holder hereof as the absolute owner hereof (whether or not this Debenture shall be overdue and notwithstanding any notation of ownership or other writing hereon by anyone other than the Company), for the purpose of receiving payment of or on account of the principal hereof and interest hereon, for the conversion hereof and for all other purposes, and the Company shall not be affected by any notice to the contrary.

5.
Certain Covenants.
5.1.
Replacement of Debenture with Note Under Indenture. If requested by the Company at any time while the Debenture is outstanding, the Holder agrees (a) that the Debenture and the Indebtedness (as defined below) may be replaced by a convertible note issued by the Company pursuant to an Indenture having terms that are substantially similar to those set forth in this Debenture, with such changes thereto and additional terms as are customary for an Indenture representing unregistered promissory notes and entered into between an issuer and a national banking association, as trustee (the “Indenture”) and (b) to execute and deliver such agreements and other instruments as may be reasonably requested by the Company to evidence such replacement.
5.2.
Rule 144A Information. If the Company is not subject to Section 13 or 15(d) of the Exchange Act at any time when any Debentures or shares of Common Stock issued upon conversion of any Debentures are outstanding and constitute “restricted securities” (as defined in Rule 144 promulgated under the Securities Act), then the Company (or its successor) will promptly provide, upon written request, to any Holder, beneficial owner or prospective purchaser of such Debentures or shares, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such Debentures or shares pursuant to Rule 144A under the Securities Act. The Company (or its successor) will take such further action as any Holder or beneficial owner of such Debentures or shares may reasonably request to enable such Holder or beneficial owner to sell such Debentures or shares pursuant to Rule 144A under the Securities Act.
5.3.
Incurrence of Indebtedness. The Company covenants and agrees that so long as any amount of this Debenture remains outstanding, neither the Company nor any of its subsidiaries shall create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to (a) any liability, contingent or otherwise, of such Person (i) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by a note, debenture or similar instrument or letters of credit (but solely to the extent drawn) (including a purchase money obligation or other obligation relating to the deferred purchase price of property); (b) any liability of others of the kind described in the preceding clause (a) that the Company or its subsidiaries has guaranteed or that is otherwise its legal liability; and (c) any obligation secured by a lien to which the property or assets of the Company are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be a legal liability of the Company or its subsidiaries (collectively, “Indebtedness”). Notwithstanding the foregoing, the preceding sentence shall not apply with respect to (1) Indebtedness or other liabilities evidenced by the Debentures or, if applicable, the Indenture; (2) Indebtedness senior to the Debentures (including senior secured Indebtedness) in an aggregate principal amount not to exceed $50,000,000; and (3) Indebtedness (other than the Debentures or, if applicable, the Indenture) pari passu with or junior to the Debentures in an aggregate principal amount not to exceed $50,000,000.
6.
Events of Default.
6.1.
Definitions and Effect. In case one or more of the following “Events of Default” shall have occurred and be continuing:

(i)
default in the payment of any amount due under this Debenture, and continuance of such default for a period of ten (10) days;
(ii)
default in the performance of any covenant or agreement contained in this Debenture (other than as set forth in clause (i) of this Section 6.1) or the Purchase Agreement and such default is not fully cured within fifteen (15) days after the Holder delivers written notice to the Company of the occurrence thereof;
(iii)
the Company shall have admitted in writing its inability to pay its debts as they mature, or shall have made an assignment for the benefit of creditors, or shall have been adjudicated bankrupt;
(iv)
a trustee or receiver of the Company, or of any substantial part of the assets of the Company, shall have been appointed and, if appointed in a proceeding brought against the Company, the Company by any action or failure to act shall have indicated its approval of, consent to or acquiescence in such appointment, or, within sixty (60) days after such appointment, such appointment shall not have been vacated, or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect;
(v)
proceedings involving the Company shall have been commenced by or against the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government, or any state government, and, if such proceedings shall have been instituted against the Company, or the Company by any action or failure to act shall have indicated its approval of, consent to, or acquiescence therein, or an order shall have been entered approving the petition in such proceedings, and within sixty (60) days after the entry thereof, such order shall not have been vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect; or
(vi)
one or more judgments for the payment of money in an aggregate amount in excess of Ten Million Dollars ($10,000,000) shall be rendered against the Company and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, which judgments are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

then and in each and every such case, the holders of a majority in aggregate principal amount of then-outstanding Debentures may declare the principal and accrued but unpaid interest of all the Debentures to be due and payable immediately, by written notice to the Company, and upon any such declaration the same shall become and shall be immediately due and payable, subject to the subordination provisions of Section 3 hereof. At any time after such declaration of acceleration has been made, and before a judgment or decree for payment of money due has been obtained, the holders of a majority in aggregate principal amount of the then-outstanding Debentures may, by written notice to the Company, rescind and annul such declaration.

6.2.
Waiver. At any time before the date of any declaration accelerating the maturity of this Debenture, the holders of a majority in aggregate principal amount of then-outstanding Debentures may waive any Event of Default hereunder. Such waivers shall be evidenced by written notice or other document specifying the Event(s) of Default being waived and shall be binding on all existing or subsequent holders of outstanding Debentures.
7.
Prepayment. The Company shall have the right to prepay all or any portion of the then-outstanding principal amount of the Debentures, together with any accrued but unpaid interest on the principal amount being paid. If only a portion of the principal amount of the Debentures then outstanding is to be prepaid at a given time, such prepayment shall be made on a pro rata basis among the holders of the Debentures (based on the relative principal amount of Debentures held by each such holder). To exercise such right, the Company shall give notice in writing of its election to prepay the Debentures to the holders of record of the Debentures to be prepaid, addressed to them at their respective addresses appearing on the books of the Company. In such notice, the Company shall designate a date for the prepayment not less than thirty (30) days following the date of the notice. Prior to the date of prepayment specified in the notice, a holder may elect to exercise the Holder Conversion Right.
8.
Restrictions on Transfer.
8.1.
Restricted Securities. By acceptance hereof, the Holder understands and agrees that this Debenture and the Common Stock receivable upon conversion hereof are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Holder represents that it is familiar with Rule 144 promulgated by the SEC, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.
8.2.
Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Holder further agrees not to make any disposition of all or any portion of this Debenture (or of Common Stock issuable upon conversion thereof) except in compliance with applicable state securities laws and unless and until:
(a)
there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement;
(b)
such disposition is made in accordance with Rule 144 under the Securities Act; or
(c)
the Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and, if requested by the Company, the Investor shall have furnished the Company with an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company, that such disposition will not require registration under the Securities Act and will be in compliance with applicable state securities laws.
8.3.
Legends. It is understood that each Debenture and each certificate evidencing Common Stock acquired upon conversion thereof (or evidencing any other securities issued with respect thereto pursuant to any stock split, stock dividend, merger or other form of reorganization or recapitalization) shall bear a legend in substantially the following form (in addition to any legends which may be required in the opinion of the Company’s counsel by applicable state or federal laws):

[THIS DEBENTURE / THE SECURITIES REPRESENTED BY THIS CERTIFICATE] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FILED BY THE ISSUER WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION COVERING SUCH SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

9.
Notices. Whenever notice is required to be given under this Debenture, unless otherwise provided herein, such notice shall be given in accordance with Section 7.4 of the Purchase Agreement.
10.
No Rights as Stockholder. This Debenture, as such, shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.
11.
Headings and Governing Law. The descriptive headings in this Debenture are inserted for convenience only and do not constitute a part of this Debenture. The validity, meaning and effect of this Debenture shall be determined in accordance with the laws of the State of Delaware.
12.
Governing Law; Waiver of Jury Trial; Submission to Jurisdiction.
12.1.
THIS DEBENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS DEBENTURE, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY AND EACH HOLDER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS DEBENTURE OR THE TRANSACTIONS CONTEMPLATED BY THIS DEBENTURE.
12.2.
Any legal suit, action or proceeding arising out of or based upon this Debenture or the transactions contemplated by this Debenture may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York, in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address referred to in Section 9 will be effective service of process for any such suit, action or proceeding brought in any such court. Each of the Company and each Holder irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.
13.
Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under application law.
14.
Amendment. With the consent of the holders of a majority in aggregate principal amount of the then-outstanding Debentures, the Company may amend the Debentures for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Debentures; provided, however, that no such amendment shall, without the consent of the holder of each outstanding Debenture affected thereby:
(a)
change: (i) the maturity of the principal of, or any installment of interest on, any Debenture; or (ii) the coin or currency in which the principal of or interest on any Debenture is payable;
(b)
reduce the principal amount thereof or the interest rate thereon;
(c)
increase the Conversion Price thereof; or
(d)
reduce the percentage in principal amount of the outstanding Debentures the consent of whose holders is required for any amendment or waiver as provided for in the Debentures.

Prompt written notice that this Debenture has been amended or interpreted in accordance with the terms of this Section shall be given to each holder of a Debenture. Upon such amendment or interpretation, the Debentures shall be deemed modified in accordance therewith, such amendment or interpretation shall form a part of this Debenture for all purposes, and every subsequent holder of Debentures shall be bound thereby.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, ROADZEN INC. has duly caused this Debenture to be signed in its name and on its behalf by its duly authorized officer as of the date first above written.

ROADZEN INC. By: Name: Title:

NOTICE OF CONVERSION

(to be signed upon conversion of the Debenture)

TO ROADZEN INC.:

The undersigned, the holder of the foregoing Debenture, hereby surrenders such Debenture for conversion into ______ of the ordinary shares of Roadzen Inc., and requests that the certificates for such shares be issued in the name of, and delivered to, ________________________________________, whose address is __________________________________________________.

Dated: _____________________

____________________________

(signature)

____________________________

(address)